EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

This Exchange Agreement (the "Agreement") is made and entered into as of the 5th day of November, 2014, by and among 3D MakerJet, Inc., a Nevada corporation (hereinafter referred to as the "Company"), 3D MakerJet Asia Limited, a company form under the Laws of Hong Kong (hereinafter referred to as "3DM"), and Jason Zeng (aka: Jason Tsung) (the “3DM Shareholder”), who owns one hundred percent (100%) of the outstanding shares of 3DM.

RECITALS

WHEREAS, the Company is a Nevada corporation and an SEC reporting issuer.

WHEREAS, 3DM is a Hong Kong Limited company that is engaged in the business of providing 3D printing products and solutions;

WHEREAS, the Company and 3DM have each agreed to the acquisition by the Company of all of equitable and other legal rights, title and interests in and to the issued and outstanding capital stock of 3DM pursuant to a voluntary share exchange transaction (the “Share Exchange”), and the other transactions provided herein, and have adopted this Agreement, in each case after determining that the Share Exchange and the consummation of the other transactions contemplated herein are advisable, fair to, and in the best interests of the Company, 3DM and their respective stockholders;

WHEREAS, in furtherance thereof, the Board of Directors of the Company has approved the Share Exchange in accordance with the applicable provisions of the Nevada Revised Statutes and upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Board of Directors and the 3DM Shareholder have each approved the Share Exchange in accordance with the applicable laws of Hong Kong and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for United States federal income tax purposes, the parties intend that the Share Exchange shall constitute a tax-free reorganization within the meaning of Sections 368 and 1032 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

I. RECITALS; TRUE AND CORRECT

The above stated recitals are true and correct and are incorporated into this Agreement.

II. PURCHASE AND SALE

2.1

Purchase and Sale.

(a)

Subject to all the terms and conditions of this Agreement, at the Closing, the 3DM Shareholder agrees to receive from the Company, and Company agrees to issue to the 3DM Shareholder 26,000,000 newly issued shares of common stock (the “Company Shares”) of the Company (the “Share Consideration”), in exchange for the transfer of all the issued and outstanding shares of 3DM’s capital stock (the “3DM’s shares”) to the Company. The 3DM Shareholder shall surrender the certificates evidencing 100% of the issued and outstanding shares of 3DM, duly endorsed with medallion guaranteed stock powers, so as to make the Company the sole owner thereof.

(b)

Immediately before Closing, the Company will have 265,200,000 shares of common stock outstanding. After the Closing, the Company will have 291,200,000 shares of common stock outstanding.

(c)

If at any time after the Closing, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Company the title to any property, rights, privileges, powers and franchises of, and equity in, 3DM by reason of, or as a result of, the Share Exchange, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers, franchises, and equity in the Company, and otherwise to give effect to the provisions of this Agreement and the Share Exchange.

2.2

Closing. The parties shall hold the Closing no later than November 30, 2014 or sooner as decided by the parties ("Closing Date"), at 5:00 P.M., local time or earlier, at the offices of the Company, or at such other time and place as the parties may agree upon. The Closing shall be consummated by the execution and acknowledgment by the Company and 3DM of Articles of Exchange filed in accordance with applicable state law, if applicable.

2.3

Pre-Closing Actions. The parties acknowledge that this Agreement is being executed prior to the negotiation and discussion of the schedules to this Agreement and documents to be delivered thereto as well as the fact that all of the representations and warranties may not be complete or true as of the date of signing of the Agreement. The parties agree to work together in good faith in finalizing the documentation and resolving such issues prior to Closing, which may involve an amendment to this Agreement to reflect such issues. All schedules and material documentation must be presented to the other party for review as soon as possible following execution of this Agreement.

III. CONDUCT OF BUSINESS PENDING CLOSING

3DM and Company covenant that between the date hereof and the date of the Closing:

3.1

Access to 3DM. 3DM shall (a) give to the Company and to the Company's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date (as defined in Section 2.2), to all of the books, contracts, commitments and other records of 3DM and shall furnish the Company during such period with all information concerning 3DM that the Company may reasonably request; and (b) afford to the Company and to the Company's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of 3DM, in order to conduct inspections at the Company's expense to determine that 3DM is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of 3DM are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), the Company shall make arrangements with 3DM reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of 3DM. Any such investigation or inspection by the Company shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of 3DM contained herein.

3.2

Conduct of 3DM’s Business. During the period from the date hereof to the Closing Date, 3DM shall use reasonable efforts, to the extent such efforts are within 3DM's control, to cause its business to be operated in the usual and ordinary course of business and in material compliance with the terms of this Agreement.

3.3

Exclusivity to the Company. Until either this Agreement is terminated or the Share Exchange is closed, 3DM agrees not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in an exchange transaction or another type of transaction, the business of 3DM or the shares of capital stock of 3DM. Any person inquiring as to the availability of the business or shares of capital stock of 3DM or making an offer therefore shall be told that 3DM is bound by the provisions of this Agreement. 3DM, as well as its officers, directors, representatives or agents further agree to advise the Company promptly of any such inquiry or offer.

3.4

Access to the Company. The Company shall (a) give to 3DM and to 3DM's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date, to all of the books, contracts, commitments and other records of the Company and shall furnish 3DM during such period with all information concerning the Company that 3DM may reasonably request; and (b) afford to 3DM and to 3DM's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of the Company in order to conduct inspections at 3DM's expense to determine that the Company is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of the Company are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), 3DM shall make arrangements with the Company reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of the Company. Any such investigation or inspection by 3DM shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of the Company contained herein.

3.5

Conduct of the Company’s Business. During the period from the date hereof to the Closing Date, the business of the Company shall be operated by the Company in the usual and ordinary course of such business and in material compliance with the terms of this Agreement.

3.6

Exclusivity to 3DM. Until either this Agreement is terminated or the Share Exchange is closed, the Company agrees not to solicit any other inquiries, proposals or offers to enter into exchange or business combination negotiations with other parties. Any person inquiring as to the availability of the Company for such purposes or the making an offer therefore shall be told that the Company is bound by the provisions of this Agreement. The Company as well as its officers, directors, representatives or agents further agree to advise 3DM promptly of any such inquiry or offer.

3.7

Approval. As promptly as reasonably practicable following the date of this Agreement, 3DM shall take all action reasonably necessary in accordance with the laws of Hong Kong in which 3DM is organized and its Articles of Incorporation and Bylaws to secure the required approval and adoption of this Agreement.

3.8

Mutual Cooperation. The Company and 3DM will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law. The parties may issue a joint press release, mutually acceptable to the Company and 3DM, upon execution and delivery of this Agreement.

IV. REPRESENTATIONS AND WARRANTIES OF 3DM

AND THE 3DM SHAREHOLDER

3DM represents and warrants to the Company as follows, with the knowledge and understanding that the Company is relying materially upon such representations and warranties:

4.1

Organization and Standing. 3DM is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong. 3DM has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the assets, business or financial condition of 3DM. 3DM does not own any interest in any other corporation, business trust or similar entity. The minute book of 3DM contains accurate records of all meetings of its Board of Directors and shareholders since its incorporation.

4.2

Capitalization. The authorized capitalization of 3DM consists of 100,000,000 authorized shares, of which 10,000 shares are currently issued and outstanding. All of such shares capital stock are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of common stock or any other securities of 3DM. 3DM has no subsidiaries except as set forth in Schedule 4.2.

4.3

Binding Effect. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by 3DM in accordance therewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligation of 3DM, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally. The Board of Directors of 3DM has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby. 3DM Shareholder, holding 100% of the issued and outstanding capital stock of 3DM, has by written consent approved the consummation of the transactions contemplated hereby.

4.4

Properties. 3DM has good title to all of the assets which it purports to own as reflected on the balance sheet included in the Financial Statements (as hereinafter defined) or thereafter acquired. 3DM has a valid leasehold interest in all material property of which it is the lessee and each such lease is valid, binding and enforceable against 3DM and the other parties thereto, as the case may be, to the knowledge of 3DM in accordance with its terms. Neither 3DM nor the other parties thereto are in material default in the performance of any material provisions thereunder. Neither the whole nor any material portion of the assets of 3DM is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of 3DM, has any such condemnation, expropriation or taking been proposed. None of the assets of 3DM is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

4.5

Contracts Listed; No Default. 3DM is the holder of, or party to, all of 3DM Contracts (defined below), which are included in Schedule 4.5. To the knowledge of 3DM, 3DM Contracts are valid, binding and enforceable by the signatory thereto against the other parties thereto in accordance with their terms. Neither 3DM nor any signatory thereto is in default or breach of any material provision of 3DM Contracts. 3DM's operation of its business has been, is, and will, between the date hereof and the Closing Date, continue to be, consistent with the material terms and conditions of 3DM Contracts. “3DM Contracts” refer to any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding, involving 3DM as a party.

4.6

Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of 3DM, threatened against or affecting 3DM before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of 3DM, could have any materially adverse effect on 3DM. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against 3DM.

4.7

Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes or to any benefit plans as due and required.

3DM has duly filed all Returns required by any law or regulation to be filed by it, except for extensions duly obtained. All such Returns were, when filed, and to the knowledge of 3DM are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations in all material respects. 3DM has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

3DM is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against 3DM that has not been paid. There are no Tax liens upon the assets (other than, if any, a lien of property taxes not yet due and payable) of 3DM. There is no valid basis, to the knowledge of 3DM, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to 3DM by any governmental authority.

4.8

Compliance with Laws and Regulations. To its knowledge, 3DM is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements ( country or local) applicable to it in all jurisdictions where the business of 3DM is currently conducted or to which 3DM is currently subject which has a material impact on 3DM, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, and all country antitrust and fair trade practice laws and the Occupational Health and Safety Act laws, rules and regulations. 3DM knows of no assertion by any party that 3DM is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by 3DM. To the knowledge of 3DM, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of 3DM.

4.9

Compliance with Laws.

(a)

To its knowledge, the business, operations, property and assets of 3DM (and, to the knowledge of 3DM, the business of any sub-tenant or licensee which is occupying or has occupied any space on any premises of 3DM and the activities of which could result in any material adverse liability to 3DM) conform with and are in compliance in all material respects with all, (and are not in material violation of any) applicable federal, state and local laws, rules and regulations.

(b)

No suit, action, claim, proceeding, nor investigation, review or inquiry by any court or federal, state, county, municipal or local governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, any state or local health department (all of the foregoing collectively referred to as "Government Entity") concerning any such possible violations by 3DM is pending or, to the knowledge of 3DM, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. 3DM does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding. For purposes of this Section 4.9, the term "inquiry" includes, without limitation, all pending regulatory issues (whether before federal, state, local or inter-governmental regulatory authorities) concerning any regulated product.

4.10

Information. 3DM has furnished and will continue to furnish the Company all information and the books and records of 3DM are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

4.11

Condition of Assets. The equipment, fixtures and other personal property of 3DM, taken as a whole, is in good operating condition and repair (ordinary wear and tear excepted) for the conduct of the business of 3DM currently and as is contemplated to be conducted.

4.12

No Breaches. To its knowledge, the making and performance of this Agreement and the other agreements contemplated hereby by 3DM will not (i) conflict with or violate the Articles of Incorporation or the Bylaws of 3DM; (ii) violate any material laws, ordinances, rules or regulations, or any order, writ, injunction or decree to which 3DM is a party or by which 3DM or any of its respective assets, businesses, or operations may be bound or affected; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of 3DM under, or create any rights of termination, cancellation or acceleration in any person under, any 3DM Contract.

4.13

Employees. None of the employees of 3DM is represented by any labor union or collective bargaining unit and, to the knowledge of 3DM, no discussions are taking place with respect to such representation.

4.14

Financial Statements. 3DM has furnished or will, within 5 days after Closing (or as practical as possible), furnish the Company with 3DM’ financial statements (the "Financial Statements"). The Financial Statements present fairly, in all respects, the financial position and results of operations of 3DM as of the dates and periods indicated, prepared in accordance with generally accepted accounting principles consistent with ("GAAP"). Without limiting the generality of the foregoing, (i) there is no basis for any assertion against 3DM as of the date of the Financial Statements of any debt, liability or obligation of any nature not fully reflected or reserved against in the Financial Statements; and (ii) there are no assets of 3DM as of the date of the Financial Statements, the value of which is overstated in the Financial Statements. Except as disclosed in the Financial Statements, 3DM has no known contingent liabilities (including liabilities for Taxes), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments other than in the ordinary course of business. 3DM is not a party to any contract or agreement for the forward purchase or sale of any foreign currency that is material to 3DM taken as a whole.

4.15

Absence of Certain Changes or Events. Since the date of the Financial Statements, there has not been:

(a)

Any material adverse change in the financial condition, properties, assets, liabilities or business of 3DM;

(b)

Any material damage, destruction or loss of any material properties of 3DM, whether or not covered by insurance;

(c)

Any material change in the manner in which the business of 3DM has been conducted;

(d)

Any material change in the treatment and protection of trade secrets or other confidential information of 3DM;

(e)

Any material change in the business or contractual relationship of 3DM with any customer or supplier which might reasonably be expected to materially and adversely affect the business or prospects of 3DM;

(f)

Any agreement by 3DM, whether written or oral, to do any of the foregoing; and

(g)

Any occurrence not included in paragraphs (a) through (f) of this Section 4.15 which has resulted, or which 3DM has reason to believe, in its reasonable judgment, might be expected to result, in a material adverse change in the business or prospects of 3DM.

4.16

Governmental Licenses, Permits, Etc. To its knowledge, 3DM has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits"). All Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any License or Permit is pending or threatened.

4.17

Employee Benefit Plans and Agreements. Schedule 4.5 lists all material (i) employee benefit plans of 3DM, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of 3DM that, in the case of a plan described in (i) or (ii) above, is currently maintained by 3DM or with respect to which 3DM has an obligation to contribute, and that, in the case of an agreement described in (iii) above, is currently in effect.

4.18

Brokers. 3DM has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

4.19

Business Locations. 3DM does not own or lease any real or personal property in any location or otherwise noted on it’s Financial Statements to be rendered in the audit concerning 3DM. 3DM does not have a place of business (including, without limitation, 3DM’s executive offices or place where 3DM’s books and records are kept) except as otherwise set forth on the information in Schedule 4.19 concerning 3DM. This would be the 3D MakerJet Asia office located at Room 1808A, No.39 Jiefang South Road, Onelink International Plaza, Yuexiu District, Guangzhou City, China.

4.20

Intellectual Property. The information in the audited Financial Statements concerning 3DM lists all of the Intellectual Property (as hereinafter defined) used by 3DM which constitutes a material patent, trade name, trademark, service mark or application for any of the foregoing. "Intellectual Property" means all of 3DM 's right, title and interest in and to all patents, trade names, assumed names, trademarks, service marks, and proprietary names, copyrights (including any registration and pending applications for any such registration for any of them), to 3DM with all the goodwill relating thereto and all other intellectual property of 3DM. Other than as disclosed in the information in Schedule 4.20 concerning 3DM, 3DM does not have any licenses granted by or to it or other agreements to which it is a party, relating in whole or in part to any Intellectual Property, whether owned by 3DM or otherwise. All of the patents, trademark registrations and copyrights listed concerning 3DM that are owned by 3DM are valid and in full force and effect. To the knowledge of 3DM, it is not infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property. No proceedings have been instituted against or claims received by 3DM, nor to its knowledge are any proceedings threatened alleging any such violation, nor does 3DM know of any valid basis for any such proceeding or claim. To the knowledge of 3DM, there is no infringement or other adverse claims against any of the Intellectual Property owned or used by 3DM. To the knowledge of 3DM, its use of software does not violate or otherwise infringe the rights of any third party.

4.21

Suppliers. 3DM does not know and has no reason to believe that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any present material supplier of 3DM will not continue to conduct business with 3DM after the Closing Date in substantially the same manner as it has conducted business prior thereto.

4.22

Accounts Receivable. The accounts receivable reflected on the balance sheets included in the Financial Statements, or thereafter acquired by 3DM, consists, in the aggregate in all material respects, of items which are collectible in the ordinary and usual course of business.

4.23

Governmental Approvals. To its knowledge, other than as set forth in this Agreement, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by 3DM with, any governmental authority, federal, state or local, is required in connection with 3DM 's execution, delivery and performance of this Agreement.

4.24

No Omissions or Untrue Statements. None of the information relating to 3DM supplied or to be supplied in writing by it specifically for inclusion in any filings, at the respective times that the filings are made contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25

Information concerning 3DM Complete. 3DM shall promptly provide to the Company notice concerning any of the information concerning 3DM furnished hereunder if events occur prior to the Closing Date that would have been required to be disclosed had they existed at the time of executing this Agreement. The information provided to the Company concerning 3DM, as supplemented prior to the Closing Date, will contain a true, correct and complete list and description of all items required to be set forth therein. The information provided to the Company concerning 3DM, as supplemented prior to the Closing Date, is expressly incorporated herein by reference.

4.26

Acquisition of the Shares by the 3DM Shareholder. The 3DM Shareholder is acquiring the Company Shares for his own account without the participation of any other person and with the intent of holding the Company Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Company Shares, or any portion thereof, and not with a view to, or for resale in connection with, any distribution of the Company Shares, or any portion thereof. The 3DM Shareholders has read, understands and consulted with his legal counsel regarding the limitations and requirements of Section 5 of the 1933 Act. The 3DM Shareholder will not offer, sell, pledge, convey or otherwise transfer the Company Shares, or any portion thereof, except pursuant to a valid exemption from registration.

4.27

Accuracy of Representations and Performance of Covenants. The representations and warranties made by 3DM in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). 3DM shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by 3DM prior to or at the Closing. The Company shall be furnished with a certificate, signed by a duly authorized executive officer of 3DM and dated the Closing Date, to the foregoing effect.

4.28.

Available Information. The 3DM Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in the Company.

4.29.

Non-Registration. The 3DM Shareholder understands that the Company Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the 3DM Shareholder representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Company Shares in accordance with the Company’s charter documents or the laws of its jurisdiction of incorporation.

4.30.

Restricted Securities. The 3DM Shareholder understands that the Company Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the 3DM Shareholder pursuant hereto, the Company Shares would be acquired in a transaction not involving a public offering. The issuance of the Company Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Company Shares is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The 3DM Shareholder further acknowledges that if the Company Shares are issued to the 3DM Shareholder in accordance with the provisions of this Agreement, such Company Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The 3DM Shareholder represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.31.

Accredited Investor. The 3DM Shareholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act.

4.32.

Legends. The 3DM Shareholder hereby agrees with the Company that the Company Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

4.33.

Additional Legend; Consent. Additionally, the Company Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The 3DM Shareholder consents to the Company making a notation on its records or giving instructions to any transfer agent of Company Shares in order to implement the restrictions on transfer of the Company Shares.

V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to 3DM as follows, with the knowledge and understanding that 3DM is relying materially on such representations and warranties:

5.1

Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of State of Nevada, and has the corporate power to carry on its business as now conducted and to own its assets and is not required to qualify to transact business as a foreign corporation in any state or other jurisdiction. The copies of the Articles of Association and Bylaws of the Company, delivered to 3DM, are true and complete copies of those documents as now in effect. The Company does not own any capital stock in any other corporation, business trust or similar entity, and is not engaged in a partnership, joint venture or similar arrangement with any person or entity. The minute books of the Company contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation.

5.2

Company's Authority. The Company's Board of Directors has approved and adopted this Agreement and the Share Exchange.

5.3

Due Execution. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by the Company in accordance herewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

5.4

No Breaches. To its knowledge, the making and performance of this Agreement (including, without limitation, the issuance of the Shares) by the Company will not (i) conflict with the Articles of Incorporation or the Bylaws of the Company; (ii) violate any order, writ, injunction, or decree applicable to the Company; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of the Company under, or create any rights of termination, cancellation or acceleration in any person under, any agreement, arrangement or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction or decree to which the Company is a party or by which the Company or any of its assets may be bound.

5.5

Capitalization. The Company is authorized to issue 300,000,000 shares of common stock, par value $0.001 per share, of which 265,200,000 shares will be issued and outstanding shares prior to the 26,000,000 shares to the 3DM Shareholder. All issued and outstanding shares are duly authorized, validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. The Share Consideration to be issued upon effectiveness of the Share Exchange, when issued in accordance with the terms of this Agreement shall be duly authorized, validly issued, fully paid and non-assessable.

5.6

Business. The Company, since its formation, has been a provider business services and products. The Company is not currently active in its business operations.

5.7

Governmental Approval; Consents. To its knowledge, except as provided in this Agreement, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by the Company with, any governmental authority, or local, is required in connection with the Company's execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part of the Company to enable the Company to enter into and carry out this Agreement.

5.8

Financial Statements. To its knowledge, the financial statements of the Company as set forth in Company’s statements (the "Company Financial Statements") present fairly, in all material respects, the financial position of the Company as of the respective dates and the results of its operations for the periods covered in accordance with GAAP . Without limiting the generality of the foregoing, (i) there is no basis for any assertion against the Company as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in such balance sheets or in the notes thereto; and (ii) there are no assets of the Company, the value of which (in the reasonable judgment of Company) is materially overstated in said balance sheets. Except as disclosed therein, the Company has no known material contingent liabilities (including liabilities for Taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments. The Company is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

5.9

Adverse Developments. Except as expressly provided or set forth in, or required by, this Agreement, or as set forth in the Company Financial Statements, since the last date of its financial information in the Company’s statements, there have been no materially adverse changes in the assets, liabilities, properties, operations or financial condition of the Company, and no event has occurred other than in the ordinary and usual course of business or as set forth in the Company's Financial Statements which could be reasonably expected to have a materially adverse effect upon the Company, and the Company does not know of any development or threatened development of a nature that will, or which could be reasonably expected to, have a materially adverse effect upon the Company's operations or future prospects.

5.10

Contracts Listed. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of the Company (the “Company Contracts”) are set forth in the Company Financial Statements.

5.11

Taxes. The Company has duly filed all Returns required by any law or regulation to be filed by it except for extensions duly obtained. All such Returns were, when filed, and to the best of the Company's knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. The Company has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

The Company is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against the Company that has not been paid. There are no Tax liens upon the assets of the Company (other than, if any, a lien of personal property taxes not yet due and payable). There is no valid basis, to the best of the Company's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to the Company by any governmental authority.

5.12

[Deliberately Deleted]

5.13

Litigation. Except as disclosed in the Company Financial Statements, there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of the Company, could have a materially adverse effect on the Company. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against the Company.

5.14

Compliance with Laws and Regulations. To its knowledge, the Company is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions in which the business of the Company is currently conducted or to which the Company is currently subject, which may have a material impact on the Company, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act. The Company does not know of any assertion by any party that the Company is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by the Company. To the Company's knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications of existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of the Company.

5.15

Compliance with Laws.

(a)

To its knowledge, the business operations, property and assets of the Company (and to the knowledge of the Company, the business of any sub-tenant or license which is occupying or has occupied any space on any premises of the Company and the activities of which could result in any material adverse liability to the Company) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations, including laws, rules or regulations relating to tax, product liability, controlled substances, product registration, environmental protection, hazardous or toxic waste, employment, or occupational safety matters; and (ii) have been conducted and operated in a manner such that, to the Company's knowledge, the Company has no foreseeable potential liabilities for environmental clean-up under any law, rule, regulation or common or civil law doctrine.

(b)

To its knowledge, no predecessor-in-title to any real property now or previously owned or operated by the Company, nor any predecessor operator thereof conducted its business or operated such property in violation of any applicable, federal, state and local laws, rules and regulations relating to environmental protection or hazardous or toxic waste matters.

(c)

Except as disclosed in the Company's statements, no suit, action, claim, proceeding nor investigation review or inquiry by any Government Entity (as defined in Section 4.9) concerning any such possible violations by the Company is pending or, to the Company's knowledge, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. The Company does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding.

5.16

Governmental Licenses, Permits, Etc. To its knowledge, the Company has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

5.17

Brokers. The Company has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

5.18

Employee Benefit Plans. Schedule 5.10 lists all material (i) employee benefit plans of the Company, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of the Company that, in the case of a plan described in (i) or (ii) above, is currently maintained by the Company or with respect to which the Company has an obligation to contribute, and that, in the case of an agreement described in (iii) above, is currently in effect.

5.19

Quotation on the Market. The Company does not have a trading market for its common stock.

5.20

Approval of the Share Exchange. Approval of the Share Exchange and related transactions by the Company’s shareholders is not required by Nevada law or the Company’s Articles of Incorporation or Bylaws or any amendments thereto.

5.21

Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Company in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

VI. STOCKHOLDER APPROVAL; CLOSING DELIVERIES

6.1

Approval of the Share Exchange by the Company’s Shareholders. The transactions contemplated by this Agreement do not require the approval of the Company’s shareholders.

6.2

Closing Deliveries of 3DM. At the Closing, 3DM shall deliver, or cause to be delivered, to the Company:

(a)

A certificate, dated as of the Closing Date, certifying as to the Articles of Incorporation and Bylaws of 3DM, the incumbency and signatures of the officers of 3DM and copies of the directors’ and shareholders’ resolutions of 3DM approving and authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby;

(b)

Stock certificates representing all of 3DM’ shares duly endorsed for transfer to the Company or as the Company may otherwise direct.

(c)

Such other documents, at the Closing or subsequently, as may be reasonably requested by the Company as necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.

6.3

Closing Deliveries of Company. At the Closing, the Company shall deliver to 3DM:

(a)

A corporate resolution that will irrevocably instruct the Company’s transfer agent about the Share Exchange hereunder and instructions to issue share certificates to the Shareholder in the appropriate amounts.

(b)

Share certificates in the appropriate amount of Company Shares issued to the 3DM Shareholder, evidencing 26,000,000 Company Shares. No Company Shares shall be issued until the Company shall have received a certificate (or certificates) for the required number of 3DM’s shares.

(c)

Such other documents, at the Closing or subsequently, as may be reasonably requested by 3DM as necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.

VII. CONDITIONS TO OBLIGATIONS OF 3DM

The obligation of 3DM to consummate the Closing is subject to the following conditions, any of which may be waived by 3DM in its sole discretion:

7.1

Compliance by the Company. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date.

7.2

Accuracy of the Company's Representations. The Company's representations and warranties contained in this Agreement (including all Schedules) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

7.3

Documents. All documents and instruments delivered by the Company to 3DM at the Closing shall be in form and substance reasonably satisfactory to 3DM and its counsel.

VIII. CONDITIONS TO THE COMPANY'S OBLIGATIONS

The Company's obligation to consummate the closing is subject to the following conditions, any of which may be waived by the Company in its sole discretion:

8.1

Compliance by 3DM. 3DM shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date.

8.2

Accuracy of 3DM ' Representations. 3DM and the 3DM Shareholder representations and warranties contained in this Agreement (including the Schedules hereto) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

8.3

Material Adverse Change. No material adverse change shall have occurred subsequent to the last date of the financial statements of 3DM furnished to the Company under this Agreement in the financial position, results of operations, assets, liabilities or prospects of 3DM taken as a whole, nor shall any event or circumstance have occurred which would result in a material adverse change in the business, assets or condition, financial or otherwise, of 3DM taken as a whole, within reasonable discretion of the Company.

8.4

Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to 3DM’ knowledge, be threatened.

IX. INDEMNIFICATION

9.1

By 3DM. Subject to Section 9.4, 3DM shall indemnify, defend and hold the Company, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, including any undisclosed liabilities (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of 3DM set forth in this Agreement or in any certificate delivered to Company pursuant hereto; or (ii) the breach of any of the covenants of 3DM contained in or arising out of this Agreement or the transactions contemplated hereby.

9.2

By the Company. Subject to Section 9.4, The Company shall indemnify, defend, and hold 3DM its directors, officers, shareholders, attorneys, agents and affiliates harmless from and against any and all Losses that arise out of (i) the breach of any representation or warranty of the Company set forth in this Agreement or in any certificate delivered to 3DM pursuant hereto; or (ii) the breach of any of the covenants of the Company contained in or arising out of this Agreement or the transactions contemplated hereby.

9.3

Claims Procedure. Should any claim covered by Sections 9.1 or 9.2 be asserted against a party entitled to indemnification under this Article (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"); provided, however, that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article if such delay or failure was not prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitor and Indemnitee, such consent not to be unreasonably withheld or delayed, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder.

9.4

Limitations on Liability. The aggregate liability that any party may be awarded in this Section 9 shall not exceed $50,000.

X. TERMINATION

10.1

Termination Prior to Closing.

(a)

If the Closing has not occurred by November 30, 2014 after the execution of this Agreement or such other date as mutually agreed upon by the parties (the "Termination Date"), any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has willfully or materially breached any of the terms and conditions hereof.

(b)

Prior to the Termination Date either party to this Agreement may terminate this Agreement following the insolvency or bankruptcy of the other, or if any one or more of the conditions to Closing set forth in Article VI, Article VII or Article VIII shall become incapable of fulfillment and shall not have been waived by the party for whose benefit the condition was established.

10.2

Consequences of Termination. Upon termination of this Agreement pursuant to this Article X or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the other. No termination of this Agreement, however, whether pursuant to this Article X hereof or under any other express right of termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof.

XI. ADDITIONAL COVENANTS

11.1

Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

11.2

Changes in Representations and Warranties of 3DM. Between the date of this Agreement and the Closing Date, 3DM shall not, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of 3DM herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. 3DM shall promptly give written notice to the Company upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of 3DM contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

11.3

Changes in Representations and Warranties of the Company. Between the date of this Agreement and the Closing Date, Company shall not, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of the Company herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. The Company shall promptly give written notice to 3DM upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of the Company contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

11.4

Subsequent Corporate Conditions. It is expressly understood and agreed that the Company, the 3DM Shareholder, and his affiliates will take all steps necessary to ensure that 3DM will undergo a Financial Audit by an SEC qualified auditor. Funds for such audits will be incurred by the Company.

XII. MISCELLANEOUS

12.1

Expenses. The Company will pay for its counsel and accountants and all their costs. 3DM will pay for its accountants and attorneys and all their costs including all expenses, fees and other costs associated with an audit of 3DM’s financial statements pursuant to the form and content and requirements for financial statements for SEC reporting companies within ninety-days (90) days of Closing or as practicable as possible.

12.2

Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of 3DM or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by 3DM or the Company, as the case may be, hereunder. All representations, warranties and covenants made by 3DM and by the Company in this Agreement, or pursuant hereto, shall survive through the Closing Date.

12.3

Nondisclosure. The Company will not at any time after the date of this Agreement, without 3DM' consent, divulge, furnish to or make accessible to anyone (other than to its representatives as part of its due diligence or corporate investigation) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects (including, without limitation, customers or suppliers) ("Confidential Information") of 3DM.

3DM will not at any time after the date of this Agreement, without the Company's consent (except as may be required by law), use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation) with respect to the Company. The undertakings set forth in the preceding two paragraphs of this Section 12.3 shall lapse if the Closing takes place as to the Company and 3DM.

Any information, which (i) at or prior to the time of disclosure by either of 3DM or the Company was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by either of 3DM or the Company or (iii) was made available to the public from a third party, provided that such third party did not obtain or disseminate such information in breach of any legal obligation to 3DM or the Company, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

12.4

Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section, there shall be no third party beneficiaries of this Agreement.

12.5

Notices. All notices, requests, demands or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the federal postal service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the addresses specified in writing by each party.

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the seventh (7th) business day following the date deposited with the United States Postal Service, or (iii) twenty-four (24) hours after shipment by such courier service.

12.6

Construction. This Agreement shall be construed and enforced in accordance with the internal laws of State of Nevada without giving effect to the principles of conflicts of law thereof.

12.7

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

12.8

No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights, powers and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

12.9

Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

12.10

Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

12.11

Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.12

Public Disclosure. From and after the date hereof through the Closing Date, the Company shall not issue a press release or any other public announcement with respect to the transactions contemplated hereby without the prior consent of 3DM, which consent shall not be unreasonably withheld or delayed. It is understood by 3DM that the Company is required under the Exchange Act to make prompt disclosure of any material transaction.

12.13

No Bankruptcy and No Criminal Convictions. None of the Parties to this Agreement, or their officers, directors or affiliates, or control persons, or any predecessor thereof have been subject to the following:

(a)

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer within the past ten (10) years;

(b)

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(d)

Being found by a court of competent jurisdiction to have violated a country, federal or state securities law, and the judgment has not been reversed, suspended, or vacated.

12.14

Faxed Copies. For purposes of this Agreement, a faxed signature shall constitute an original signature.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

“COMPANY”	“3DM”

3D MakerJet, Inc.	3D MakerJet Asia Limited

By: /s/ John Crippen	By: /s/ Jason Tsang
Name: John Crippen	Name: Jason Tsang
Title: President	Title: Owner

Schedule 4.2

Attached Certificate of Incorporation 3D MakerJet Asia Limited

Schedule 4.5

Attached Master Agreement Between Guangzhou Wangneng Product Design Co Ltd. And 3D MakerJet Asia Limited Conveyance of Metal 3D Printer Designs, Production and Covenants with Zbot:

3D MakerJet Asia Ltd. will assign to 3D MakerJet, Inc. all 3D metal printer designs and agreements made with Zbot during meetings of April 7th and 8th in Guangzhou, China for “non Laser Sintering” engineering and developments underway for the production of a consumer 3D metal printer for early 2015.